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              January 16, 2024

       Roger James Hamilton
       Chief Executive Officer
       Genius Group Ltd
       8 Amoy Street, #01-01
       Singapore 049950

                                                        Re: Genius Group Ltd
                                                            Form 6-K
                                                            Response dated
November 7, 2023
                                                            File No. 001-41353

       Dear Roger James Hamilton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




              Sincerely,


              Division of Corporation Finance

              Office of Trade & Services
       cc:                                              Jolie Kahn